Exhibit 107

Calculation of Filing Fee Tables
Form S-1
(Form Type)
Altisource Portfolio Solutions S.A.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share	457(g)	114,499,134 (2)	$ 1.20(3)	$137,398,960.80	$0.00015310	$21,035.78
Fees previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$137,398,960.80		$21,035.78
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$21,035.78(4)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Consists of up to an aggregate of 114,499,134 shares of common stock, par value $0.01 per share (the “Common Stock”), of Altisource Portfolio Solutions S.A., a Luxembourg société anonyme, or public limited liability company (the “Company”), issuable upon the exercise of Warrants (as defined in this registration statement) by the holders thereof.

(3)	The price per share is based upon the exercise price per share of Common Stock.

(4)	Previously paid.